                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               PMR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 PMR CORPORATION
              501 Washington Avenue, 5th Floor, San Diego, CA 92103

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 16, 1997

TO THE STOCKHOLDERS OF PMR CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PMR CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, October 16, 1997 at 10:00 a.m. local time at the Company's offices at 501 Washington Avenue, 5th Floor, San Diego, CA 92103 for the following purpose:

         1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders.

         2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending April 30, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on August 19, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors


                                        /s/ ALLEN TEPPER
                                        ----------------------------------
                                        Allen Tepper
                                        Chairman of the Board and
                                        Chief Executive Officer

San Diego, California
September 10, 1997

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 PMR CORPORATION
              501 Washington Avenue, 5th Floor, San Diego, CA 92103

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                October 16, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of PMR Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 16, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 501 Washington Avenue, 5th Floor, San Diego, CA 92103. The Company intends to mail this proxy statement and accompanying proxy card on or about September 10, 1997, to all Stockholders entitled to vote at the Annual Meeting.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on August 19, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 19, 1997 the Company had outstanding and entitled to vote 5,063,848 shares of Common Stock (rounded to the nearest whole share). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the




                                       1.

stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Washington Avenue, 5th Floor, San Diego, California 92103, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than May 13, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management




                                       2.

may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

DANIEL L. FRANK

        Mr. Frank, 41, has served as a director of the Company since 1992. Mr. Frank has been with Coram Healthcare since 1996, where he serves as President, Lithotripsy and is responsible for business development, sales and marketing. From 1993 to 1996 Mr. Frank was Chief Executive Officer of Western Medical Center-Anaheim and Santa Ana, a provider of acute and long-term health care. From 1991 to 1993 he was the President of Summit Ambulatory Network and was responsible for developing integrated delivery systems including physicians, hospitals and free-standing health care related services.

EUGENE D. HILL, III

        Mr. Hill, 45, has served as a director of the Company since 1995. Mr. Hill has been with Accel Partners, a venture capital firm, since 1994 and has been a General Partner of the firm since 1995, where he focuses on healthcare service investments. Prior to that time, he was President of Behavioral Health at United Healthcare Corporation from 1992 to 1994. From 1988 to 1992, he served as President and CEO of U.S. Behavioral Health, a managed behavioral healthcare company he built from a start-up to a national enterprise. Previously Mr. Hill was the President and Chairman of Sierra Health and Life Insurance Company. Prior to Sierra, he served as the Administrator of the Southern Nevada Memorial Hospital and the Boston City Hospital. He has been a managed healthcare consultant and venture capital advisor, and serves on the Boards of Directors of Paidos Healthcare, Navix Radiology Systems, Abaton.com, Demlos Womenshealth and Cornerstone Physicians. He is a graduate of Middlebury College, received his M.B.A. in health care administration from Boston University and has completed Harvard University's Executive Program in Health Systems Management.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

SUSAN D. ERSKINE

        Ms. Erskine, 45, was a co-founder of the Company in May 1988 and has been Executive Vice President, Secretary and a director of the Company since October 31, 1989. Ms. Erskine previously served in several operational and marketing management positions with acute care hospitals and health care management organizations. She holds a Master's degree in Health



                                       3.

Science and completed post graduate work at Stanford University in Education and Psychology. She has extensive experience in program development, marketing and management of psychiatric programs, both inpatient and outpatient.

RICHARD A. NIGLIO

        Mr. Niglio, 54, has been a director of the Company since 1992. Mr. Niglio has been Chief Executive Officer and Director of Children's Discovery Centers of America, Inc., since 1987. From 1982 until March 1987, he was President, Chief Executive Officer and a director of Victoria Station Incorporated, a restaurant chain based in Larkspur, California. Prior to that time, he held various executive positions with several major publicly held companies such as Kentucky Fried Chicken and International Multi-Foods.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

ALLEN TEPPER

        Mr. Tepper, 49, was a co-founder of the Company in May 1988 and has served as Chairman, President and Chief Executive Officer of the Company since October 31, 1989. Mr. Tepper was a co-founder of Consolidated Medical Corp. in 1979, which was engaged in out-patient clinic management for acute care hospitals in the Philadelphia area. The company was sold to the Berwind Corporation in 1984 and Mr. Tepper remained with the company until December 1986. Mr. Tepper holds a Masters of Business Administration degree from Northwestern University and a Bachelors degree from Temple University.

CHARLES C. McGETTIGAN

        Mr. McGettigan, 52, has been a director of the Company since 1992. Mr. McGettigan was a co-founder in November 1988 and remains a Managing Director of McGettigan, Wick & Co., Inc., an investment banking firm. He is a co-general partner of a limited partnership which, through its holdings, is a principal stockholder of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Mr. McGettigan has previously served as an investment banker with Blyth Eastman Dillon & Co. (1970-1980); Dillon, Read & Co., Inc. (1980-1982); Woodman, Kirkpatrick & Gilbreath (1983-1984); and Hambrecht & Quist (1984-1988). Mr. McGettigan serves on the Boards of Directors of Digital Dictation, Inc., I-Flow Corp., Modtech, Inc., Onsite Energy, Phoenix Network, Sonex Research, Technology - NDE, Vie de France, and WrayTech Instruments.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended April 30, 1997 the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee.

        The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for the Company, (2) reviewing the scope of



                                       4.

the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The members of the Audit Committee are Messrs. Daniel
L. Frank and Charles C. McGettigan (Chairman). During fiscal 1997, the Audit Committee conducted one meeting.

        The Compensation Committee is responsible for continually reviewing the Company's compensation and benefit programs and making recommendations regarding these programs to the Board from time to time. The Committee consists of Messrs. Richard A. Niglio (Chairman) and Eugene D. Hill, III. The Compensation Committee conducted one meeting during fiscal 1997.

        During the fiscal year ended April 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending April 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.



                                       5.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 15, 1997, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on August 15, 1997; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                        BENEFICIAL OWNERSHIP (1)
                                                        ------------------------
                                                        NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                         SHARES         TOTAL
                                                         ------         -----
Entities affiliated with Proactive
    Investment Managers, L.P. (2).......................1,735,919       33.5%
    c/o 50 Osgood Place, Penthouse
    San Francisco, CA  94133
Duncan-Hurst Capital Management, Inc.(3)..................296,000        5.8%
    c/o 4365 Executive Drive, Suite 1520
    San Diego CA   92121
Allen Tepper (4)........................................1,114,281       21.5%
Susan D. Erskine (5)......................................161,919        3.1%
Daniel L. Frank (6)........................................76,000        1.5%
Eugene D. Hill, III (7)....................................25,000           *
Richard A. Niglio (8)......................................76,000        1.5%
Charles C. McGettigan (9)..................................69,000        1.3%
Mark P. Clein (10)........................................243,000        4.6%
Fred P. Furman (11).......................................125,937        2.4%
Susan Yeagley Sullivan (12)................................28,984           *

All executive officers and directors
    as a group (9 persons)(13)..........................1,920,121       32.8%


--------------
* Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,059,848 shares outstanding on August 15, 1997, adjusted as required by rules promulgated by the SEC.

 (2) Charles C. McGettigan, a director of the Company since 1992, Myron A. Wick, III, J. Patterson McBaine and Jon D. Gruber are general partners of Proactive Investment Managers, L.P. Proactive Investment Managers, L.P. is the General Partner of Proactive Partners, L.P. and



                                       6.

     Fremont Proactive Partners, L.P. Shares beneficially owned include (i) 46,261 shares held by Proactive Investment Managers, L.P. (which include 26,500 shares issuable pursuant to a warrant exercisable within 60 days of August 15, 1997), (ii) 796,670 shares held by Proactive Partners, L.P. (which include 26,500 shares issuable pursuant to a warrant exercisable within 60 days of August 15, 1997), (iii) 59,681 shares held by Fremont Proactive Partners, L.P., (iv) 69,000 shares held by Mr. McGettigan (which include 64,500 shares issuable pursuant to options exercisable within 60 days of August 15, 1997), (v) 664,707 shares held by Messrs. McBaine and Gruber and entities controlled by both of them, (vi) 37,700 shares held by Mr. McBaine and (vii) 61,900 shares held by Mr. Gruber. Proactive Investment Managers, L.P. and Messrs. McGettigan, Wick, McBaine and Gruber, as general partners of Proactive Investment Managers, L.P., share voting and investment power of the shares and may be deemed to be beneficial owners of the shares held by Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Messrs. McGettigan, Wick, McBaine and Gruber disclaim beneficial ownership of any shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P., Fremont Proactive Partners, L.P. or other entities they control as described above, except to the extent of their respective interests in such shares arising from their pecuniary interest in such partnerships.

 (3) Includes 164,820 shares over which Duncan-Hurst Capital Management, Inc. has sole voting power and 131,180 shares over which it has shared voting power.

 (4) Includes 974,109 shares held by Mr. Tepper and his wife, Renee Tepper, as Trustees of the Tepper Family Trust, 26,000 shares held by Mr. Tepper and Ms. Tepper as Trustees of the Tepper 1996 Charitable Remainder Trust dated 11/19/96, and 114,172 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

 (5) Includes 87,566 shares issuable pursuant to options exercisable within 60 days of August 15, 1997 and 7,000 shares held by Ms. Erskine's spouse, William N. Erskine, who has sole voting and dispositive power over such shares.

 (6) Includes 64,500 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

 (7) Includes 25,000 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

 (8) Includes 64,500 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

 (9) Includes 64,500 shares issuable pursuant to options exercisable within 60 days of August 15, 1997. Mr. McGettigan, a director of the Company, may be deemed to share voting and investment power as to all the shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P. and Fremont Proactive Partners, L.P. (described in note (2) above), and therefore, may be deemed to be a beneficial owner of such shares. Mr. McGettigan disclaims beneficial ownership of any such shares except to the extent of his interest in such shares arising from his pecuniary interest in such partnerships.

(10) Includes 220,000 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

(11) Includes 90,000 shares issuable pursuant to an outstanding warrant and 35,937 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.

(12) Includes 21,984 shares issuable pursuant to options exercisable within 60 days of August 15, 1997.



                                       7.

(13) Includes 788,159 shares of Common Stock issuable pursuant to exercise of outstanding options and warrants within 60 days of August 15, 1997, as described in the notes above, as applicable.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        The employee-directors of the Company receive no fees or other compensation in connection with their services as directors. The Company has adopted an informal policy to pay a fee of $500 to each non-employee director who attends a regularly scheduled or special meeting of the Board of Directors and to pay expenses for attendance at any such meeting. During fiscal 1997, Messrs. Hill, McGettigan and Niglio each received such payments in the amount of $2,500 and Mr. Frank received $2,000, and the Company paid their expenses in connection with attendance at meetings.

OUTSIDE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

        Each non-employee director of the Company receives stock option grants under the Outside Directors' Non-Qualified Stock Option Plan of 1992 (the "Outside Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

        Option grants under the Outside Directors' Plan are non-discretionary. As of the date of the regular meeting of the Board of Directors closest to August 3rd of each year, each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Outside Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 15,000 shares of Common Stock of the Company. The Board may also grant options at any other time under the Outside Directors' Plan. The exercise price of options granted under the Outside Directors' Plan must be at least 100% of the fair market value of the Common Stock subject to the option on the date of



                                       8.

the option grant. Options granted under the Outside Directors' Plan are immediately exercisable as to 30% of the option shares and 23.33% of the option shares become exercisable on each of the first, second and third anniversary of the option grant date in accordance with the terms of the Outside Directors' Plan. In the event of certain mergers of the Company with or into another corporation or certain other consolidation, acquisition of assets or other change-in-control transactions involving the Company, the exercisability of each option will accelerate.

       The Company did not grant any options under the Outside Directors' Plan during fiscal 1997. However, on May 1, 1997, the Company granted options covering 15,000 shares to each non-employee director of the Company, at an exercise price per share of $18.875. The fair market value of such Common Stock on the date of grant was $18.875 per share (based on the closing sales price reported in the Nasdaq National Market on that date). As of August 15, 1997, 13,500 shares of Common Stock had been purchased pursuant to options exercised under the Outside Directors' Plan.

1997 EQUITY INCENTIVE PLAN

       On February 1, 1990, the Board of Directors adopted and on August 16, 1990, stockholders approved the Company's Employee's Incentive Stock Option Plan of 1990. As a result of a series of amendments to the plan, there are 2,000,000 shares of Common Stock authorized for issuance under the plan. In April 1997, the Board of Directors amended the plan to provide for, among other things, grants of nonstatutory stock options and acceleration of vesting upon certain terminations of employment in connection with a change in control of the Company (as described below), and the Board renamed the plan as the PMR Corporation 1997 Equity Incentive Plan (the "Incentive Plan"). Executive officers and employee-directors may be granted options to purchase shares of Common Stock under the Incentive Plan.

       Option grants under the Incentive Plan are discretionary by the Board of Directors. The exercise price of options granted under the Incentive Plan must be at least 100% of the fair market value of the Common Stock subject to the option on the grant date for incentive stock options and at least 85% of the fair market value of the Common Stock subject to the option on the grant date for nonstatutory stock options and restricted stock purchases. Options granted under the Incentive Plan will be exercisable as determined by the Board. However, options granted to an employee who is a director of the Company will become immediately exercisable upon certain change in control transactions, and options granted to an employee who is not a director will become immediately exercisable following such change in control transactions if within one year of the change in control of the Company (i) the optionee's employment is terminated other than for cause or (ii) the optionee's employment is constructively terminated.

       During the last fiscal year, the Company granted options covering 134,802 shares to named executive officers and employee-directors of the Company, at an exercise price per share of $19.875, except that the exercise price per share of the stock option granted to Allen Tepper was $21.863 (which equaled 110% of the fair market value of such Common Stock on the date of grant). The fair market value of the Company's Common Stock on the date of grant was $19.875 per share (based on the closing sales price reported in the Nasdaq National Market on that date). See "Stock Option Grants and Exercises."



                                       9.

                         COMPENSATION PURSUANT TO PLANS

The Company maintains a tax-deferred retirement plan under Section 401(k) of the Internal Revenue Code for the benefit of all employees meeting minimum eligibility requirements (the "Plan"). Under the Plan, each employee may defer up to fifteen percent (15%) of pre-tax earnings, subject to certain limitations. The Company will match fifty percent (50%) of an employee's deferral to a maximum of three percent (3%) of an employee's gross salary. The Company's matching contribution vests over a five (5) year period. For the years ended April 30, 1997, 1996 and 1995, the Company contributed $186,000, $138,000 and
$134,000, respectively, to match employee deferrals. Of these amounts, $19,558, $9,655 and $8,627, respectively, were contributed to match deferrals of the named executive officers of the Company.







                                      10.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

        The following table shows for the fiscal years ended April 30, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at April 30, 1997 and one former executive officer who departed from the Company during fiscal year 1997 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                               Long-Term
                                      Annual Compensation     Compensation
                                      -------------------     ------------
                                                               Securities      All Other
     Name and Principal                                        Underlying       Compen-
     Position                 Year  Salary($)(1)  Bonus($)     Options(#)     sation($)(2)
     ------------------       ----  ------------  --------     ----------     ------------
     Allen Tepper             1997    174,998     150,761        57,731          5,182
     Chief Executive Officer  1996    128,356      85,958        67,785          3,550
                              1995    116,376           0             0          3,492

     Fred D. Furman           1997    160,498      89,880        29,660          4,592
     President                1996    148,815      63,068        31,534          2,552
                              1995     21,924           0       121,328              0

     Susan D. Erskine         1997    129,998      68,250        22,523          5,638
     Executive Vice           1996    108,910      63,854        52,298            601
     President-Development    1995    100,755           0             0          2,685
     and Secretary

     Mark D. Clein            1997    153,740      84,000        27,720              0
     Executive Vice           1996          0           0       220,000              0
     President and Chief      1995          0           0             0              0
     Financial Officer

     Susan Yeagley-Sullivan   1997    109,501       9,600         3,168          4,147
     Senior Vice              1996     98,398      28,733        26,978          2,950
     President-Finance and    1995     81,692           0             0          2,450
     Treasurer

     Daved Frerker(3)         1997    132,019      36,840             0              0
     Former Chief Operating   1996     89,545      36,839       118,420              0
     Officer                  1995          0           0             0              0

----------------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus shown in the table.

(2) Represents matching contributions by the Company under the Company's 401(k) Plan.

(3) Mr. Frerker's employment with the Company terminated on April 18, 1997.



                                      11.

                        STOCK OPTION GRANTS AND EXERCISES

        The Company has granted incentive stock options to its executive officers under the Incentive Plan. Prior to April 1997, the Incentive Plan did not provide for nonstatutory stock options and the Company granted nonstatutory stock options to its executive officers outside of the Incentive Plan. On April 10, 1997, the Board of Directors amended the Incentive Plan to provide for nonstatutory stock option awards. As of August 15, 1997, options to purchase a total of 714,170 shares were outstanding under the Plan and options to purchase 364,835 shares remained available for grant thereunder. As of August 15, 1997, outstanding nonstatutory stock options granted to employees (including executive officers) outside of the Incentive Plan covered a total of 554,701 shares.

        The following tables show for the fiscal year ended April 30, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                   Individual Grants
                  ----------------------------------------------------
                                                                         Potential Realizable
                  Number of    % of Total                                  Value at Assumed
                  securities    Options                                  Annual Rates of Stock
                  Underlying   Granted to                                Price Appreciation for
                  Options      Employees    Exercise or                     Option Term($)(4)
                  Granted      in Fiscal       Base         Expiration   ----------------------
Name               (#)(1)       Year(2)    Price($/Sh)(3)     Date           5%         10%
-------------     ----------   ----------  --------------   ----------    --------   --------
Mr. Tepper(5)      51,731       11.2%         $21.863       4/30/2002     $181,219   $524,857
Mr. Furman(6)      29,660        6.4%         $19.875       4/30/2007     $371,380   $937,293
Mr. Clein(6)       27,720        6.0%         $19.875       4/30/2007     $347,089   $875,987
Ms. Erskine(5)     22,523        4.9%         $19.875       4/30/2007     $282,016   $711,755
Ms. Yeagley-        3,168        0.7%         $19.875       4/30/2007     $ 39,667   $100,113
Sullivan(6)
Mr. Frerker             0         --               --            --           --         --

------------------
(1) Options shown were granted on April 30, 1997 under the Company's 1997
    Equity Incentive Plan. Options have a maximum term of 10 years (except that the option granted to Mr. Tepper has a term of five years) measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. Options become immediately exercisable if within one year following certain change in control transactions, the optionee's employment with the Company is terminated or constructively terminated. If the optionee is a director of the Company, the shares subject to employee's option become immediately exercisable upon such a change in control transaction. See "Executive Compensation - 1997 Equity Incentive Plan."

(2) Based on options to purchase 462,837 shares granted to employees in fiscal 1997, including grants to the Named Executive Officers.

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market, except that the exercise price for Mr. Tepper is equal to 110% of the fair market value.



                                      12.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

(5) All of the shares subject to the option were immediately exercisable as of the date of grant.

(6) Shares subject to the option become exercisable over five years at the rate of 20% per year on each anniversary of the date of grant.


    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                            Value of
                                                                            Unexercised
                                                   Number of Securities     In-the-Money
                                                   Underlying Unexercised   Options at FY-
                    Shares                         Options at FY-End (#)    End ($)(2)
                    Acquired on   Value            Exercisable/             Exercisable/
 Name               Exercise(#)   Realized($)(1)   Unexercisable            Unexercisable
 ---------------    -----------   --------------   ----------------------   --------------
 Mr. Tepper              --             --                123,248/0             $761,600/$0
 Ms. Erskine             --             --                87,566/0              $861,261/$0
 Mr. Furman              --             --             125,371/57,151       $2,013,326/$291,641
 Mr. Clein               --             --             220,000/27,720          $3,327,500/$0
 Ms. Yeagley-Sullivan    --             --              21,984/14,662        $335,678/$116,377
 Mr. Frerker           25,000        $427,625           78,684/14,736       $1,246,676/$149,202

(1) Based on the fair market value per share of Common Stock (the closing sales price reported by the Nasdaq National Market) at the date of exercise, less the exercise price.

(2) Based on the fair market value per share of Common Stock ($19.875) at April 30, 1997, less the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

        The Company does not have an employment agreement with its Chief Executive Officer or with any of its other executive officers. Pursuant to the terms of the Company's Incentive Plan, options awarded to participants (including executive officers) will become fully exercisable upon a termination of employment (other than for cause) or constructive termination within one year following certain change in control transactions, and all shares subject to options granted to employee-directors under the Incentive Plan will immediately become exercisable upon such a change in control transaction. See "EXECUTIVE COMPENSATION - 1997 Equity Incentive Plan."



                                      13.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

        The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee consists of outside directors Richard A. Niglio and Eugene D. Hill, III.

EXECUTIVE OFFICER COMPENSATION PROGRAM

        The Company's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

        The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, (iii) incentive compensation in the form of stock options, and (iv) participation in the Company's 401(k) Plan. An explanation of the 401(k) Plan appears at "EXECUTIVE COMPENSATION-Compensation Pursuant to Plans."

        Base Salary. Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the out-patient service industry, other companies with which the Company competes for personnel, and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of the Company. The Committee reviews each executive's salary on an annual basis and may increase each executive's salary based on (i) the individual's increased contribution to the Company over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

        Annual Cash Bonuses. The Compensation Committee recommends the payment of bonuses from time-to-time to the Company's employees, including its executive officers to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to net income. Accrued monthly, depending on the earnings of the Company, is a cash bonus pool to be paid out after fiscal year end. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year.


--------
    (1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.



                                      14.

        Stock Option Plans. The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

        Incentive Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Compensation Committee or the Board of Directors. The Company's 1997 Equity Incentive Plan (the "Incentive Plan") provides for the grant of 2,000,000 Options, of which 462,837 had been granted as of April 30, 1997. Incentive Stock Options are granted with exercise prices equal to the prevailing market value of the Company's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee. Incentive Stock Options granted to holders of 10% or more of the Company's stock are granted with exercise prices equal to 110% of the prevailing market value of the Company's common stock on the date of grant and have terms of 5 years.

        The Company has also granted Nonstatutory Stock Options on occasion, generally, in circumstances where the grant of the option may not satisfy certain of the technical criteria for an Incentive Stock Option. In April 1997, the Company's stock option plan was amended to permit the award of Nonstatutory Stock Options under the Incentive Plan. Through April 30, 1997, the Company had granted 431,394 Nonstatutory Stock Options to executive personnel outside of the Incentive Plan and 88,136 Nonstatutory Stock Options under the Incentive Plan. See "EXECUTIVE COMPENSATION - 1997 Equity Incentive Plan."

        The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis;
(iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's industry; and
(vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.



                                      15.

CEO COMPENSATION

        Mr. Tepper's base salary has been and will continue to be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." In setting the compensation for Mr. Tepper for fiscal year 1997, the Company sought to retain a key executive officer while continuing to tie a significant percentage of his compensation to Company performance. The Committee believes that the cash bonus and options granted to Mr. Tepper are indicative of the Company's performance in fiscal 1997 where the Company experienced a large increase in revenues and net income over the previous year and a significant increase in the market price of its common stock.

                                        By the Compensation Committee
                                        Richard A. Niglio
                                        Eugene D. Hill, III

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As noted above, the Company's compensation committee consists of Richard
A. Niglio and Eugene D. Hill, III. Allen Tepper was a member of the Compensation Committee until his resignation therefrom in October 1996. During the 1997 fiscal year, Allen Tepper was an executive officer of the Company and each of the Company's subsidiaries (which include Psychiatric Management Resources, Inc., Collaborative Care, Inc., PMR-CD, Inc., Aldine-CD, Inc., Collaborative Care Corporation and Twin Town Outpatient). Mr. Niglio is an executive officer and director of Children's Discovery Centers of America, Inc. During fiscal year 1997, Mark P. Clein, an executive officer of the Company, also served as a director of Children's Discovery Centers of America, Inc. All directors of the Company, including Mr. Niglio and Mr. Hill, have options to purchase shares of the Company's Common Stock. See "EXECUTIVE COMPENSATION -- Outside Directors' Non-Qualified Stock Option Plan" and "1997 Equity Incentive Plan."

                              CERTAIN TRANSACTIONS

GRANT OF OPTIONS TO CERTAIN DIRECTORS AND EXECUTIVE OFFICERS.

        Directors and members of management of the Company have been granted options to purchase Common Stock of the Company. See "EXECUTIVE COMPENSATION -- Outside Directors' Non-Qualified Stock Option Plan," "1997 Equity Incentive Plan," "Option Grants in Last Fiscal Year."

PRIVATE PLACEMENT TRANSACTION

        During October 1994, the Company issued $1,750,000 of investment units (the "Units") in a private placement transaction. The Units consisted of 700,000 shares of newly designated Series C $2.50 Convertible Preferred Stock (the "Series C Preferred Stock") and Common Stock purchase warrants entitling the holders thereof to purchase up to an aggregate of 525,000 shares of Common Stock (the "Warrants"). The Warrants were comprised of Class A Warrants to purchase up to 175,000 shares of Common Stock, Class B Warrants to purchase up to 175,000 shares of Common Stock, and Class C Warrants to purchase up to 175,000 shares of Common



                                      16.

Stock, which had exercise prices per share of $3.00, $4.50 and $6.00, respectively. In connection with the issuance of the Units, the Company also issued warrants to Proactive Investment Managers, L.P. and Proactive Partners, L.P. (affiliates of Messrs. McGettigan, Wick, Gruber and McBaine) entitling them to purchase up to an aggregate 53,000 shares of Common Stock at an exercise price of $2.50 per share (the "Proactive Warrants") and to Ronald Slack (a former director of the Company), entitling him to purchase up to 13,000 shares of Common Stock at an exercise price of $2.50 per share. During June 1996, following notice of redemption, the holders of the Units converted all of the Series C Preferred Stock into 700,000 shares of Common Stock, and the Company issued an additional 350,000 shares of Common Stock upon the exercise of all of the Class A and Class B Warrants. All of the Class C Warrants were exercised in September 1996, pursuant to which the Company issued 175,00 shares of Common Stock.

        This private placement transaction was subscribed to by certain affiliates of principal stockholders of the Company. Lagunitas Partners, L.P., (an affiliate of Messrs. Gruber and McBaine), Fremont Proactive Partners, L.P. (an affiliate of Messrs. McGettigan, Wick, Gruber and McBaine) and Proactive Partners, L.P. purchased, in the aggregate, $1,262,500 of the Units. See note
(2) of "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." During June 1996, each of these holders converted their shares of Series C Preferred Stock and exercised their Class A and Class B Warrants resulting in the issuance of an aggregate of 757,500 shares of Common Stock, and during September 1996 they exercised their Class C Warrants resulting in the issuance of 126,250 shares of Common Stock. In June 1996, Mr. Slack exercised his warrant resulting in the issuance of 13,000 shares of Common Stock, and the Proactive Warrants remain outstanding.

LOAN TO MARK P. CLEIN

        On February 1, 1996, the Company loaned $118,750 to Mark P. Clein, an executive officer of the Company to permit Mr. Clein to purchase 25,000 shares of the Company's Common Stock. Mr. Clein repaid the full principal amount of the loan, plus interest, on May 23, 1996.

PROACTIVE ENTITIES WARRANT EXERCISE

        In April 1997, Proactive Investment Managers, L.P. and Proactive Partners, L.P., entities affiliated with Charles C. McGettigan, a director of the Company, exercised warrants acquired in an earlier private placement transaction to purchase 19,761 and 19,763 shares, respectively, of Common Stock of the Company. The exercise price of the warrants was $8.40 per share of Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."



                                      17.

PERFORMANCE MEASUREMENT COMPARISON(1)

        The following graph and table show the total stockholder return of an investment of $100 in cash on April 30, 1992 for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. All values assume reinvestment of the full amount of all dividends and are calculated as of April 30, of each year:


Fiscal Year                      4/92    4/93      4/94      4/95      4/96      4/97
--------------------------       ----   -------   -------   -------   -------   -------
PMR Corporation                  $100   $114.71   $ 73.53   $ 44.85   $114.71   $233.82
Nasdaq Stock Market (U.S.)       $100   $114.98   $127.97   $148.77   $212.07   $224.46
Nasdaq Health Services           $100   $104.20   $131.93   $134.33   $209.96   $162.73

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.







                                      18.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ ALLEN TEPPER
                                        ------------------------------------
                                        Allen Tepper,
                                        Chairman and Chief Executive Officer

September 10, 1997

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, PMR CORPORATION, 501 WASHINGTON AVENUE, 5TH FLOOR, SAN DIEGO, CA 92103.





                                      19.

                                PMR CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
    FOR THE ANNUAL MEETING OF STOCKHOLDERS -- TO BE HELD ON OCTOBER 16, 1997

    The undersigned hereby appoints Allen Tepper and Susan D. Erskine and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of PMR Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of PMR Corporation to be held at 501 Washington Avenue, 5th Floor, San Diego, California, on Thursday, October 16, 1997 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

    PROPOSAL 1: To elect two directors to hold office until the 2000 Annual
                Meeting of Stockholders.

    [ ] FOR all nominees listed below                         [ ] WITHHOLD AUTHORITY
      (except as marked to the contrary below).                 to vote for all nominees listed below.

    NOMINEES: Daniel L. Frank and Eugene D. Hill, III

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         (Please see other side)

    MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

    PROPOSAL 2:  To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending April 30, 1998.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                  Dated  , 1997

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  PLEASE VOTE, DATE AND PROMPTLY
                                                  RETURN THIS PROXY IN THE
                                                  ENCLOSED RETURN ENVELOPE WHICH
                                                  IS POSTAGE PREPAID IF MAILED
                                                  IN THE UNITED STATES.

                                                  Please sign exactly as your
                                                  name appears hereon. If the
                                                  stock is registered in the
                                                  names of two or more persons,
                                                  each should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and
                                                  attorneys-in-fact should add
                                                  their titles. If signer is a
                                                  corporation, please give full
                                                  corporate name and have a duly
                                                  authorized officer sign,
                                                  stating title. If signer is a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.